EXHIBIT 10.3

FRANKLIN RESOURCES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION
As of February 11, 2020
The following sets forth the fees and other payments that non-employee directors of Franklin Resources, Inc. (“Franklin”) are entitled to receive as members of the Board of Directors of Franklin (the “Franklin Board”). The Franklin Board last approved changes in such compensation structure on February 11, 2020.
Lead Director Retainer. The Franklin director designated by the independent directors of the Franklin Board as the lead independent director of the Franklin Board is entitled to receive an annual lead director cash retainer fee of $25,000 (one-fourth of which is paid quarterly).
Board Member Retainer and Special Meeting Fee. Non-employee Franklin directors are entitled to receive an annual Franklin Board cash retainer fee of $100,000 (one-fourth of which is paid quarterly), plus $5,000 for each Franklin Board meeting attended by such director in excess of the five regularly scheduled Franklin Board meetings per fiscal year.
Board Member Annual Equity Award. Non-employee Franklin directors are also entitled to receive an annual equity award for approval on the date of each annual organizational meeting of the Franklin Board (“Annual Organizational Meeting”), valued at $160,000 (rounded up to the nearest whole share).
Committee Chairperson Retainers. The Chairperson of the Franklin Audit Committee is entitled to receive an annual cash retainer fee of $25,000 (one-fourth of which is paid quarterly), and the Chairpersons of the Franklin Compensation Committee and the Franklin Corporate Governance Committee each is entitled to receive an annual cash retainer fee of $15,000 (one-fourth of which is paid quarterly).
Committee Member Retainers. Each member of the Franklin Audit Committee (including the Chairperson) is entitled to receive an annual cash retainer fee of $15,000 (one-fourth of which is paid quarterly), and each member of the Franklin Compensation Committee and the Franklin Corporate Governance Committee (including each committee’s Chairperson) is entitled to receive an annual cash retainer fee of $12,000 (one-fourth of which is paid quarterly).
Special Committee Meeting Fees. Additionally, a $1,500 special committee meeting cash fee is payable to (i) each member of the Audit Committee for each Audit Committee meeting attended by such member in excess of 10 Audit Committee meetings per fiscal year, (ii) each member of the Compensation Committee for each Compensation Committee meeting attended by such member in excess of eight Compensation Committee meetings per fiscal year, and (iii) each member of the Corporate Governance Committee for each Corporate Governance Committee meeting attended by such member in excess of eight Corporate Governance Committee meetings per fiscal year.
In addition, Franklin reimburses directors for certain expenses incurred in connection with attending Franklin Board and committee meetings as well as other related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events.
Franklin also allows directors to defer payment of their directors’ fees, and to treat the deferred amounts as hypothetical investments in Franklin common stock or Franklin Templeton mutual funds. The terms of any such deferred payment arrangements are set forth in separate documentation between Franklin and the particular directors in accordance with Franklin’s 2006 Directors Deferred Compensation Plan, as amended and restated.